Exhibit 99.1

[NORTH BAY BANCORP LOGO]

Contact:         Terry L. Robinson, President & CEO

                 trobinson@northbaybancorp.com
                 707-252-5024


[THE CEREGHINO GROUP LOGO]
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108

206.762.0993.


                 North Bay Bancorp Announces 3-for-2 Stock Split
                 -----------------------------------------------


         Napa, CA - November 23, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced its Board of Directors has declared a three-for-two stock split, which will be accounted for as a 50% stock dividend. Each shareholder will receive 50 additional shares of NBAN common stock for each 100 shares owned. The effective date (record date) of the stock split will be December 6, 2004. The payment date for the distribution of the additional shares is December 16, 2004, and the stock will trade ex-dividend on the day following the payment date, reflecting the split adjustment. Following the issuance of the additional shares from this split, North Bay will have approximately 3.6 million shares outstanding.

         "North Bay has succeeded in growing assets significantly and steadily increasing earnings while building a premier banking franchise over the past five years. We believe in sharing our success with those who have invested in us", said Terry Robinson, President and CEO. Since 1999, North Bay has generated a compounded annual growth rate of 24% for assets, 20% for shareholders' equity and 13% for net income (based on trailing 12 months ended September 30, 2004, and September 30, 1999).

         "This stock split, coupled with our annual cash dividend and 5% stock dividend, reflects our confidence in the growth potential for our banking franchise," Robinson added. North Bay's reported pre-tax profits grew 24% in the third quarter with 29% growth in the loan portfolio and 22% growth in core deposits from the third quarter a year ago. Year-to-date, net income grew 14% to $3.5 million, or $1.40 per diluted share, compared to $3.1 million, or $1.26 per diluted share in the first nine months of 2003.

                             ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of The Vintage Bank based in Napa County and Solano Bank based in Solano County, both full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank, opened in 1985, operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County as well as an off-site ATM facility in Yountville. Solano Bank, opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branches in Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

         This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) the Company's ability to pay future cash or stock dividends, and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.



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Note:  Transmitted on Business Wire on November 23, 2004 at 11:24  a.m. PST